SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549




                               FORM 8-K




                       Current Report Pursuant
                    to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934




    Date of report (Date of earliest event reported): July 24, 1997



                         THE EARTHGRAINS COMPANY
        (Exact Name of Registrant as Specified in Its Charter)




                              Delaware
           (State or Other Jurisdiction of Incorporation)




        1-7554                                 36-3201045
(Commission file Number)       (I.R.S. Employer Identification No.)


8400 Maryland Avenue, St. Louis, Missouri         63105
(Address of Principal Executive Offices)       (Zip Code)

                       (314) 259-7000
     (Registrant's Telephone Number, Including Area Code)
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Item 5.     Other Events

     The Earthgrains Company entered into an agreement on July 24, 1997 to acquire CooperSmith, Inc., of Atlanta, Georgia. The transaction is subject to regulatory approval. Terms of the all-cash for stock acquisition will be announced prior to or at closing.

     CooperSmith operates wholesale bakeries in the South, Southeast, and Northeast United States. CooperSmith reported net sales of approximately $250 million in fiscal 1996 and operates eight packaged bread, bun, and roll bakeries. CooperSmith is the owner of Kern's Bakeries, Smith's Bakeries, Waldensian Bakery, and My Bread Bakery. Key CooperSmith bakery brands include Smith's, Coopers Mill, Kern's, Country Recipe, and Waldensian Heritage. The company also is a member of the Quality Bakers of America Cooperative, Inc., and manufactures and distributes the Sunbeam brand of fresh packaged baked goods throughout most of its service territory.

     CooperSmith employs approximately 3,000 employees and operates 900 direct-customer delivery routes. It has plants in Mobile, Alabama; Knoxville, Tennessee; London, Kentucky; New Bedford, Massachusetts; Meridian, Mississippi; Valdese, North Carolina; Greenville, South Carolina; and Bristol, Tennessee.

     Earthgrains is the third-largest producer of fresh baked goods and the only manufacturer of store-brand canned refrigerated dough products in the United States. Earthgrains markets bread, bun, and roll products under the Colonial, Rainbo, IronKids, Grant's Farm, Earthgrains, and Heiner's brands. Internationally, the company markets bakery products under the Bimbo and Silueta brands in Spain and Portugal and refrigerated dough products under the CroustiPate and HappyRoll brands and private labels in France and Western Europe.

     Earthgrains operates 37 bakeries in the South, Southeast, Southwest and Midwest United States and Northern California.
Earthgrains, which has 11,000 U.S. employees, also operates two refrigerated dough plants in the United States.

                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE EARTHGRAINS COMPANY
                                             (Registrant)


Date:  July 30, 1997                    By: /s/ Mark Krieger
                                             Mark H. Krieger
                                             Vice President and
                                             Chief Financial
                                             Officer

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